Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-278205, 333-278205-01 and
333-278205-02

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 25, 2024)

GlaxoSmithKline Capital Inc.

$850,000,000 4.500% Notes due 2030

$750,000,000 4.875% Notes due 2035

GlaxoSmithKline Capital plc

$400,000,000 4.315% Notes due 2027

$600,000,000 Floating Rate Notes due 2027

Fully and Unconditionally Guaranteed by

GSK plc

This is an offering by:

•	GlaxoSmithKline Capital Inc. (“GSK Capital Inc.”) of $850,000,000 of its 4.500% senior notes due 2030 (the “2030 Notes”); and $750,000,000 of its 4.875% senior notes due 2035 (the “2035 Notes”); and

•

GlaxoSmithKline Capital plc (“GSK Capital plc”) of $400,000,000 of its 4.315% senior notes due 2027 (the “2027 Notes”); and $600,000,000 of its floating rate senior notes due 2027 (the “Floating Rate Notes”).

We refer to the 2027 Notes, the 2030 Notes and the 2035 Notes collectively as the “Fixed Rates Notes.” We refer to the Fixed Rate Notes and the Floating Rate Notes collectively as the “Notes.”

The 2027 Notes will bear interest at a rate of 4.315% per year. The 2030 Notes will bear interest at a rate of 4.500% per year. The 2035 Notes will bear interest at a rate of 4.875% per year. The Floating Rate Notes will bear interest at a floating rate per year, reset quarterly, equal to Compounded SOFR (as defined herein), plus 0.500%.

GSK Capital Inc. will pay interest on the 2030 Notes and the 2035 Notes each April 15 and October 15, commencing on October 15, 2025 (long first interest period).

GSK Capital plc will pay interest on the 2027 Notes each March 12 and September 12, commencing on September 12, 2025 (short first interest period). GSK Capital plc will pay interest on the Floating Rate Notes each March 12, June 12, September 12 and December 12, commencing on June 12, 2025 (short first interest period).

Unless redeemed earlier, the 2027 Notes will mature on March 12, 2027, the 2030 Notes will mature on April 15, 2030, the 2035 Notes will mature on April 15, 2035 and the Floating Rate Notes will mature on March 12, 2027. There is no sinking fund for the Notes. The Notes will rank equally in right of payment with all other senior, unsecured debt obligations of the relevant issuer. GSK plc will fully and unconditionally guarantee the payment of principal, premium, if any, interest and additional amounts, if any, payable in respect of the Notes.

We may redeem some or all of the Fixed Rate Notes of one or more series at any time and from time to time at the applicable redemption prices determined in the manner described in this prospectus supplement.

We may also redeem the Notes of one or more series prior to maturity at a price equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the relevant redemption date in the event of certain changes in U.K. or U.S. withholding taxes applicable to payments of interest.

We intend to list the Notes of each series on the New York Stock Exchange or another recognized stock exchange.

See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about factors you should consider before making a decision to invest in the Notes.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount	Proceeds (before expenses) to GSK Capital Inc.	Proceeds (before expenses) to GSK Capital plc
Per 2030 Note	99.505%	0.350%	99.155%	—
Per 2035 Note	99.169%	0.450%	98.719%	—
Per 2027 Note	100.000%	0.200%	—	99.800%
Per Floating Rate Note	100.000%	0.200%	—	99.800%
Total	$2,589,560,000	$8,350,000	$1,583,210,000	$998,000,000

Interest on the Notes will accrue from March 13, 2025, to the date of delivery.

The underwriters expect to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or “DTC,” for the accounts of its participants, including Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) on or about March 13, 2025.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Mizuho

Co-Managers

Barclays	BNP PARIBAS	BofA Securities

HSBC	J.P. Morgan	Morgan Stanley

Santander	Standard Chartered Bank

March 6, 2025

Prospectus Supplement

Base Prospectus

S-i

Notice to Prospective Investors in the European Economic Area and the United Kingdom

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the EU Prospectus Regulation (as defined below) or the U.K. Prospectus Regulation (as defined below). The issuer is not offering the Notes in any jurisdiction in circumstances that would require a prospectus to be prepared pursuant to the EU Prospectus Regulation or the U.K. Prospectus Regulation.

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made: (a) to a legal entity which is a qualified investor as defined under the EU Prospectus Regulation (“EEA Qualified Investors”) and (b) pursuant to an exemption under the EU Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in the EEA of Notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free-writing prospectus may only do so with respect to EEA Qualified Investors, and in circumstances in which no obligation arises for the Issuer or the Underwriters to publish or supplement a prospectus pursuant to the EU Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of Notes in the EEA other than to EEA Qualified Investors, or in circumstances in which an obligation arises for the Issuer or the Underwriters or any of their Affiliates to publish or supplement a prospectus for such offer.

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will only be made: (a) to a legal entity which is a qualified investor as defined under the U.K. Prospectus Regulation (“U.K. Qualified Investors”) and (b) pursuant to an exemption under the U.K. Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free-writing prospectus may only do so with respect to U.K. Qualified Investors, and in circumstances in which no obligation arises for the Issuer or the Underwriters to publish or supplement a prospectus pursuant to the U.K. Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of Notes in the U.K. other than to U.K. Qualified Investors, or in circumstances in which an obligation arises for the Issuer or the Underwriters or any of their Affiliates to publish or supplement a prospectus for such offer.

The expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended from time to time). The expression “U.K. Prospectus Regulation” means the EU Prospectus Regulation as it forms part of the United Kingdom domestic law by virtue of the EUWA and as amended.

PRIIPs Regulation / Prohibition of sales to EEA retail investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of the EU Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

U.K. PRIIPs Regulation / Prohibition of sales to U.K. retail investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended; (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA (such rules and regulations as amended) to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of U.K. domestic law by virtue of the EUWA and as amended; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of U.K. domestic law by virtue of the EUWA and as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of U.K. domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus or any related free-writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus and any related free-writing prospectus or any of their contents.

U.K. MiFIR product governance

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“U.K. MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “U.K. MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Notes to which they relate or an offer to sell or the solicitation of an offer to buy such Notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to its date.

The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions. See “Underwriting.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or the “SEC,” allows us to “incorporate by reference” information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

We are incorporating by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 (File No. 001-15170) (the “Form 20-F”).

We also incorporate by reference any future Annual Reports on Form 20-F we file with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus supplement and prior to the time we sell all of the Notes, and any future reports on Form 6-K we furnish to the SEC under the Exchange Act during such period that are identified in such reports as being incorporated by reference in the accompanying prospectus. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: GSK plc, 79 New Oxford Street, London WC1A 1DG, United Kingdom, telephone +44 (0) 20 8047 5000, Attention: The Company Secretary. Our Internet address is www.gsk.com. We are not incorporating the contents of any website into this prospectus supplement or the accompanying prospectus.

PRESENTATION OF FINANCIAL INFORMATION

We present our consolidated financial statements in pounds sterling and in accordance with UK-adopted international accounting standards in conformity with the requirements of the Companies Act 2006 and the International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to collectively as “IFRS Accounting Standards.” When we refer to “£,” we mean pounds sterling. When we refer to “$,” we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS Accounting Standards.

SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

GSK plc

GSK plc (formerly GlaxoSmithKline plc) is a public limited company incorporated under the laws of England and Wales. Our ordinary shares are listed on the London Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange. On December 27, 2000, GSK plc acquired Glaxo Wellcome plc and SmithKline Beecham plc (now known as SmithKline Beecham Limited), both English public limited companies, through a merger of the two companies.

GSK plc is a global biopharma company with a purpose to unite science, technology and talent to get ahead of disease together. The corporate head offices of GSK plc are located at 79 New Oxford Street, London WC1A 1DG, United Kingdom. Its telephone number is +44 (0) 20 8047 5000.

As used in this prospectus supplement, (i) the terms “we,” “our” and “us” refer to GSK plc and its consolidated subsidiaries unless the context requires otherwise, (ii) the term “issuers” or “issuer” refer to GSK Capital Inc. and/or GSK Capital plc, as applicable, and (iii) the term “guarantor” refers to GSK plc.

GlaxoSmithKline Capital Inc.

GSK Capital Inc. is a Delaware corporation. It is a wholly owned subsidiary of GSK plc, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, GSK plc or its subsidiaries or affiliates. The principal executive offices of GSK Capital Inc. are located at 1100 North Market Street, 4th Floor, Suite 4056, Wilmington, Delaware 19890, United States. Its telephone number is +1 (302) 651-8319.

GlaxoSmithKline Capital plc

GSK Capital plc is a public limited company incorporated under the laws of England and Wales. It is a wholly owned subsidiary of GSK plc, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, GSK plc or its subsidiaries or affiliates. The principal executive offices of GSK Capital plc are located at 79 New Oxford Street, London WC1A 1DG, United Kingdom. Its telephone number is +44 (0) 20 8047 5000.

The Offering

Issuers	GSK Capital Inc., as to the 2030 Notes and the 2035 Notes.

GSK Capital plc, as to the 2027 Notes and the Floating Rate Notes.

Notes	$850,000,000 principal amount of 2030 Notes and $750,000,000 principal amount of 2035 Notes of GSK Capital Inc.

$400,000,000 principal amount of 2027 Notes and $600,000,000 principal amount of Floating Rate Notes of GSK Capital plc.

Guarantee	GSK plc will fully and unconditionally guarantee the payment of principal, premium, if any, interest and additional amounts, if any, payable in respect of the Notes.

Denominations	The Notes will be issued only in book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Terms specific to the Fixed Rate Notes

Interest rate	The 2027 Notes will bear interest at a rate of 4.315% annually. The 2030 Notes will bear interest at a rate of 4.500% annually. The 2035 Notes will bear interest at a rate of 4.875% annually.

Interest payment dates	2027 Notes: Every March 12 and September 12, commencing on September 12, 2025 (short first interest period).

2030 Notes and 2035 Notes: Every April 15 and October 15, commencing October 15, 2025 (long first interest period).

Regular record dates for interest	2027 Notes: Every February 25 and August 28, whether or not a business day.

2030 Notes and 2035 Notes: Every March 31 and September 30, whether or not a business day.

Calculation of interest	Interest on the Fixed Rate Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Optional redemption	Prior to March 15, 2030, in the case of the 2030 Notes and January 15, 2035, in the case of the 2035 Notes (each, a “Par Call Date”), GSK Capital Inc. may redeem the relevant series of Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the relevant redemption date (assuming the relevant Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus: (i) 0.10% (or 10 basis points), in the case of the 2030 Notes; and (ii) 0.15% (or 15 basis points), in the case of the 2035 Notes, less (b) unpaid interest, if any, accrued thereon to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed, plus, in either case, any accrued and unpaid interest thereon to the relevant redemption date.

On or after the applicable Par Call Date, GSK Capital Inc. may redeem the relevant series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the relevant Fixed Rate Notes being redeemed plus any accrued and unpaid interest thereon to the relevant redemption date.

GSK Capital plc may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.10% (or 10 basis points) less (b) unpaid interest, if any, accrued thereon to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed, plus, in either case, any accrued and unpaid interest thereon to the redemption date.

Terms specific to the Floating Rate Notes

Interest rate	The Floating Rate Notes will bear interest at a floating rate per annum, reset quarterly, equal to Compounded SOFR, plus 0.500%, as determined by the calculation agent on each Floating Rate Interest Determination Date (all terms as defined in “Description of the Notes” herein).

Interest payment dates	Every March 12, June 12, September 12 and December 12 of each year, commencing June 12, 2025 (short first interest period) (each, a “Floating Rate Interest Payment Date”).

Regular record dates for interest	Each 15th calendar day preceding each Floating Rate Interest Payment Date, whether or not a business day.

Calculation of interest	Interest on the Floating Rate Notes will be calculated on the basis of the actual number of days in each Floating Rate Notes Interest Period (as defined below), assuming a 360-day year.

Calculation agent	Deutsche Bank Trust Company Americas, or its successor appointed by us, pursuant to a calculation agent agreement expected to be entered into on March 13, 2025.

Terms applicable to all the Notes

Payment of additional amounts	Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. or U.S. withholding taxes from any payment made on the Notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See “Description of the Notes—Covenants—Payment of Additional Amounts.”

Tax redemption	In the event of changes in U.K. or U.S. withholding taxes applicable to payments of interest, we may redeem the Notes of a series in whole (but not in part) at any time prior to maturity, at a price equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the redemption date. See “Description of Debt Securities—Optional Redemption for Tax Reasons” in the accompanying prospectus.

No repayment	The Notes will not be subject to repayment at the option of the holder prior to maturity.

Ranking	The Notes and the guarantee will rank equally in right of payment with all other senior, unsecured debt obligations of the respective issuer and GSK plc, respectively.

Sinking fund	None.

Book-entry issuance, settlement and clearance	We will issue the Notes of each series as global notes in book-entry form registered in the name of DTC or its nominee. The sale of the Notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations will include Clearstream and Euroclear in Europe.

Governing law	The Notes and the guarantee will be governed by the laws of the State of New York.

Further issuances	We may from time to time, without the consent of the holders of a series of Notes, create and issue further debt securities of the same series having the same terms and conditions in all respects as the Notes of that series being offered hereby, except for the issue date, the issue price and, in certain cases, the first payment of interest thereon. Any such additional debt securities shall be issued under a separate CUSIP or ISIN number unless the additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

Listing	We intend to list the Notes of each series on the New York Stock Exchange or another recognized stock exchange.

Use of proceeds	We intend to use the net proceeds from the sale of the Notes for general corporate purposes, including the refinancing of maturing debt.

2027 Notes CUSIP / ISIN	377373 AM7 / US377373AM70

2030 Notes CUSIP / ISIN	377372 AP2 / US377372AP29

2035 Notes CUSIP / ISIN	377372 AQ0 / US377372AQ02

Floating Rate Notes CUSIP / ISIN	377373 AN5 / US377373AN53

RISK FACTORS

Our Form 20-F, which is incorporated by reference in this prospectus supplement, includes risk factors relating to our business. You should carefully consider those risks and the risks relating to the Notes described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the Notes.

Risks Relating to the Notes

The Notes lack developed public markets.

There can be no assurance regarding the future development of a market for the Notes or the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, it could develop for only one series of Notes and not others and such Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the Notes may make a market in the Notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to any, some or all of the Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Notes of any series or that an active public market for the Notes of any series (notwithstanding any listing of the Notes referenced below) will develop or be maintained. See “Underwriting.” We intend to apply for listing of the Notes of each series on the New York Stock Exchange or another recognized stock exchange; however, there can be no assurance that the Notes of each series will be so listed by the time the Notes are delivered to purchasers or at all.

We may redeem the Fixed Rate Notes at any time prior to maturity and the Notes of any series for certain tax reasons.

The respective issuer may redeem the Fixed Rate Notes of one or more series in whole or in part prior to maturity as more particularly described herein under “Description of the Notes—Optional Redemption.” Moreover, we may redeem the Notes of any series at any time prior to maturity in whole (but not in part) upon the occurrence of certain tax events, as more particularly described under “Description of Debt Securities—Optional Redemption for Tax Reasons” in the accompanying prospectus. Certain of such tax events may occur at any time after the issue date and it is therefore possible that the respective issuer would be able to redeem the Notes of one or more series at any time after the issue date. If we redeem the Notes in any of the circumstances mentioned above, you may not be able to reinvest the redemption proceeds in comparable securities with the same or higher yield.

The Floating Rate Notes bear additional risks.

The Floating Rate Notes will bear interest at a floating rate, and accordingly carry significant risks not associated with conventional fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, which are important in determining the existence, magnitude and longevity of these risks and their results.

None of GSK Capital Inc., GSK Capital plc or GSK plc is prohibited from issuing further debt.

There is no restriction on the amount of debt GSK Capital Inc. or GSK Capital plc may issue that ranks equally with the applicable series of Notes or on the amount of debt or guarantees GSK plc may issue that ranks equally with the guarantee on the Notes. The issuance of any such debt or guarantees may reduce the amount recoverable by you in the event of a liquidation or bankruptcy.

In particular, we may from time to time, without the consent of the holders of a series of Notes, create and issue one or more additional series of debt securities with guarantees through the accompanying prospectus or otherwise create and issue further debt securities of the same series having the same terms and conditions in all respects as the applicable Notes being offered hereby, except for the issue date, the issue price and, in certain cases, the first payment of interest thereon. See “Description of the Notes—Further Issuances.”

As GSK plc is a holding company, its obligations as guarantor are structurally subordinated to liabilities of its subsidiaries.

GSK plc is organized as a holding company, and substantially all of its operations are carried out through subsidiaries. GSK plc’s ability to meet its financial obligations is thus dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances and other payments. The Notes are obligations of GSK Capital Inc. and GSK Capital plc, as applicable, and are guaranteed exclusively by GSK plc. The subsidiaries of GSK plc are separate and distinct legal entities, and, other than GSK Capital Inc. and GSK Capital plc, have no obligation to pay any amounts due on the guarantee on the Notes or to provide GSK Capital Inc., GSK Capital plc and GSK plc with funds for the payment obligations under the Notes or the guarantee.

Moreover, there is no restriction on the amount of debt or preferred equity that GSK plc’s subsidiaries may incur or issue, and if debt or preferred equity is so incurred or issued, the claims of the creditors and preferred equity holders of GSK plc’s subsidiaries have priority as to the assets of such subsidiaries over the claims of GSK plc as a common equity holder of such subsidiaries. Consequently, in the event of the liquidation or reorganization of any of GSK plc’s subsidiaries, the claims of holders of the Notes to participate in those assets through the guarantee on the Notes would be structurally subordinated to the prior claims of the creditors and preferred equity holders of subsidiaries of GSK plc (other than GSK Capital Inc. and GSK Capital plc).

Our credit ratings may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or market value of, the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time in its sole discretion.

Any rating assigned to us may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered or its outlook may be changed negatively if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors that can change over time, including the credit rating agency’s assessment of: our strategy and management’s capability; our financial condition and liquidity; competitive, economic, legal and regulatory conditions in our key markets, including those markets where we have large exposures or on which our operating results, including revenues, are substantially dependent; the level of political support for the industries in which we operate; and legal and regulatory frameworks affecting our legal structure, business activities and the rights of our creditors. Moreover, the rating agencies that currently, or may in the future, publish a rating for us may change the methodologies that they use for analyzing securities with features similar to the Notes.

Any rating or outlook downgrade would negatively affect the value of the Notes. Real or expected downgrades, suspensions or withdrawals of credit ratings assigned to us could cause the liquidity or trading prices of the Notes to decline significantly. Additionally, any uncertainty about the extent of any anticipated changes to the credit ratings assigned to us may adversely affect the market value of the Notes.

Risks Relating to the SOFR

The Secured Overnight Financing Rate (“SOFR”) may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as the U.S. dollar London Inter-Bank Offered Rate (“USD

LIBOR”). Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repurchase agreement, or “repo,” market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes.

Any failure of SOFR to gain market acceptance could adversely affect the Floating Rate Notes.

According to the Alternative Reference Rates Committee (“ARRC”), SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Floating Rate Notes and the price at which investors can sell the Floating Rate Notes in the secondary market. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Floating Rate Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the Floating Rate Notes is based on a Compounded SOFR and the SOFR Index, both of which are relatively new in the marketplace.

For each Floating Rate Notes Interest Period (as defined below), the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined below) published by the Federal Reserve Bank of New York according to the specific formula described under the caption “Description of the Notes—Floating Rate Notes,” not SOFR published on or in respect of a particular date during such Floating Rate Notes Interest Period or an arithmetic average of SOFR during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Floating Rate Notes Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if SOFR in respect of a particular date during a Floating Rate Notes Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Interest Payment Date for such Floating Rate Notes Interest Period.

Limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR used in the Floating Rate Notes may not continue to be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Floating Rate Notes.

Compounded SOFR with respect to a particular Floating Rate Notes Interest Period will only be capable of being determined near the end of the relevant Floating Rate Notes Interest Period.

The level of Compounded SOFR applicable to a particular Floating Rate Notes Interest Period with respect to the Floating Rate Notes and, therefore, the amount of interest payable with respect to such interest period will be determined on the Floating Rate Interest Payment Determination Date (as defined below) for such Floating Rate Interest Period. Because each such date is near the end of such Floating Rate Notes Interest Period, you will not know the amount of interest payable with respect to a particular Floating Rate Notes Interest Period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date.

The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any Floating Rate Notes Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Floating Rate Notes Interest Period has been determined.

If GSK Capital plc or its designee (which may be an independent financial advisor or any other designee of GSK Capital plc’s (any of such entities, a “designee”)) determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Description of the Notes—Floating Rate Notes.”

If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, GSK Capital plc or its designee. In addition, the terms of the Floating Rate Notes expressly authorize GSK Capital plc or its designee to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “Floating Rate Notes Interest Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a

Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Floating Rate Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so, all of which could similarly have an adverse effect on the value, return and price of the Floating Rate Notes.

GSK Capital plc or its designee may make certain determinations with respect to the Floating Rate Notes, which determinations may adversely affect the Floating Rate Notes.

GSK Capital plc or its designee may make certain determinations with respect to the Floating Rate Notes as further described under the caption “Description of the Notes—Floating Rate Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, GSK Capital plc or its designee will make certain determinations with respect to the Floating Rate Notes in its or its designee’s sole discretion, as further described under the caption “Description of the Notes—Floating Rate Notes.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by GSK Capital plc’s designee will be made by GSK Capital plc. Any of these determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you may be able to sell the Floating Rate Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. For further information regarding these types of determinations, see “Description of the Notes—Floating Rate Notes.”

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Notes to be approximately $2,580,710,000 after deducting underwriting discounts and expenses of the offering. We intend to use the net proceeds from the sale of the Notes for general corporate purposes, including the refinancing of maturing debt.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization (including short-term debt) as of December 31, 2024, on an actual basis and on an as adjusted basis to give effect to the sale of the Notes.

	As at December 31, 2024
	Actual	As Adjusted
£m
Capital and reserves
Share capital(1)	1,348	1,348

Share premium account	3,473	3,473
Retained earnings and other reserves	8,850	8,850
Shareholders’ equity	13,671	13,671

Non-controlling interests	(585)	(585)
Total equity	13,086	13,086

Borrowings(2)
Notes offered hereby	—	(2,058)

Short-term borrowings:
Commercial paper(3)	—	—
Bank loans, overdrafts and other	(762)	(762)
4.000% € European Medium Term Note 2025	(622)	(622)
3.625% US$ US Medium Term Note 2025	(797)	(797)
Lease liabilities	(168)	(168)
Long-term borrowings:
1.000% € European Medium Term Note 2026	(581)	(581)
1.250% € European Medium Term Note 2026	(829)	(829)
3.000% € European Medium Term Note 2027	(414)	(414)
3.375% £ European Medium Term Note 2027	(307)	(307)
3.875% US$ US Medium Term Note 2028	(1,393)	(1,393)
0.883% ¥ Euro Medium Term Note 2028	(216)	(216)
1.250% £ European Medium Term Note 2028	(746)	(746)
3.375% US$ US Medium Term Note 2029	(792)	(792)
1.375% € European Medium Term Note 2029	(414)	(414)
1.750% € European Medium Term Note 2030	(621)	(621)
2.875% € European Medium Term Note 2031	(576)	(576)
3.125% € European Medium Term Note 2032	(577)	(577)
5.250% £ European Medium Term Note 2033	(567)	(567)
5.375% US$ US Medium Term Note 2034	(396)	(396)
1.625% £ European Medium Term Note 2035	(745)	(745)
3.250% € European Medium Term Note 2036	(494)	(494)
6.375% US$ US Medium Term Note 2038	(2,176)	(2,176)
6.375% £ European Medium Term Note 2039	(627)	(627)
5.250% £ European Medium Term Note 2042	(472)	(472)
4.200% US$ US Medium Term Note 2043	(392)	(392)
4.250% £ European Medium Term Note 2045	(366)	(366)
Lease liabilities	(934)	(934)
Other long-term borrowings	(2)	(2)
Total borrowings	(16,986)	(19,044)
Total capitalization	(3,900)	(5,958)

1)	As at December 31, 2024, the issued share capital (which includes shares we hold in treasury and shares held in trust in connection with our employee share option and award plan) of GSK plc was:

Issued
Ordinary Shares of 31.25p each	4,314,303,734

On February 24, 2025, we commenced the £2 billion share buyback programme (the “Buyback Programme”), as announced on February 5, 2025. The shares purchased since commencement will be held as Treasury shares. The first tranche of the buyback programme (of up to £700 million) will be completed by June 13, 2025. As of close of business on February 28, 2025, we had 4,315,177,430 Ordinary Shares in issue, of which 173,023,905 Ordinary Shares were held in Treasury.

2)	Where amounts are not denominated in GBP (including the principal amount of the Notes), they have been converted at the below exchange rates as at December 31, 2024.

U.S.$/£	1.25
Euro/£	1.20
Yen/£	197

Our capitalization and indebtedness is subject to the effects of fluctuations in foreign exchange rates.

3)	At December 31, 2024, we had no commercial paper in issue. At February 26, 2025, we had no commercial paper in issue.

Except as described above and for the Notes offered hereby, there have been no material changes to our capitalization and indebtedness since December 31, 2024.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes offered by this prospectus supplement adds, and, to the extent inconsistent therewith, replaces, information in the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 9 of the accompanying prospectus.

General

GSK Capital Inc. will issue the 2030 Notes and the 2035 Notes pursuant to an indenture, dated as of April 6, 2004, among GSK plc, as guarantor, GSK Capital Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital Inc., Law Debenture Trust Company of New York and Deutsche Bank Trust Company Americas), as amended and supplemented by a first supplemental indenture dated as of March 18, 2013, as further amended and supplemented by a second supplemental indenture dated as of March 21, 2014, and as further amended and supplemented by a third supplemental indenture dated as of May 15, 2018 (the “GSK Capital Inc. Indenture”).

GSK Capital Inc. will issue the 2030 Notes in the aggregate principal amount of $850,000,000. The 2030 Notes will mature on April 15, 2030, unless redeemed or purchased prior to such date as described below. GSK Capital Inc. will issue the 2035 Notes in the aggregate principal amount of $750,000,000. The 2035 Notes will mature on April 15, 2035, unless redeemed or purchased prior to such date as described below.

GSK Capital plc will issue the 2027 Notes and the Floating Rate Notes pursuant to an indenture, dated as of April 6, 2004, among GSK plc, as guarantor, GSK Capital plc, as issuer, and Deutsche Bank Trust Company Americas, as trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital plc, Law Debenture Trust Company of New York and Deutsche Bank Trust Company Americas), as amended and supplemented by a first supplemental indenture dated as of March 21, 2014, and as further amended and supplemented by a second supplemental indenture dated as of May 15, 2018 (the “GSK Capital plc Indenture”).

GSK Capital plc will issue the 2027 Notes in the aggregate principal amount of $400,000,000. The 2027 Notes will mature on March 12, 2027, unless redeemed or purchased prior to such date as described below. GSK Capital plc will issue the Floating Rate Notes in the aggregate principal amount of $600,000,000. The Floating Rate Notes will mature on March 12, 2027, unless redeemed or purchased prior to such date as described below.

The Notes will be fully and unconditionally guaranteed by GSK plc. If, for any reason, the issuers do not make any required payment in respect of the Notes when due, whether on the normal due date, on acceleration, redemption or otherwise, GSK plc will cause the payment to be made to or to the order of the trustee. You will be entitled to payment under the guarantee of GSK plc without taking any action whatsoever against the issuers.

The issuers will issue the Notes in book-entry form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As used herein, “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or London, England are authorized or obligated by law, regulation or executive order to be closed.

We or any of our subsidiaries may at any time and from time to time purchase the Notes of any series in the open market or by tender or by private agreement, if applicable law allows. The Notes of any such series purchased by us or any of our subsidiaries may be held, resold or surrendered by the purchaser thereof through us to the trustee or any paying agent for cancellation.

Interest

Fixed Rate Notes

The Fixed Rate Notes will each bear interest at the applicable interest rate shown on the cover of this prospectus supplement and will accrue interest from March 13, 2025, or from the most recent date to which interest has been paid (or provided for), to but not including the next date upon which interest is required to be paid.

Interest will be payable on the 2027 Notes twice a year, on March 12 and September 12, commencing September 12, 2025 (short first interest period), to the person in whose name a 2027 Note is registered at the close of business on the February 25 or August 28 that precedes the date on which interest will be paid, whether or not a business day. Interest will be payable on each of the 2030 Notes and the 2035 Notes twice a year, on April 15 and October 15, commencing October 15, 2025 (long first interest period), to the person in whose name a 2030 Note or a 2035 Note, respectively, is registered at the close of business on the March 31 or September 30 that precedes the date on which interest will be paid, whether or not a business day. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date or redemption date, or the maturity date, for any series of Fixed Rate Notes, as the case may be, would fall on a day that is not a business day, then the required payment will be made on the next succeeding business day, but no additional interest shall be paid unless we fail to make payment on such next succeeding business day.

Floating Rate Notes

The Floating Rate Notes will bear interest at a floating rate per annum, reset quarterly, equal to Compounded SOFR, plus 0.500%, as determined by the calculation agent on each Floating Rate Interest Determination Date (as defined below). Deutsche Bank Trust Company Americas is expected to act as the calculation agent for the Floating Rate Notes. GSK Capital plc will pay interest on the Floating Rate Notes quarterly in arrears on each March 12, June 12, September 12 and December 12, and on the maturity date. Interest on the Floating Rate Notes will accrue from, and including, March 13, 2025, and the first floating rate interest payment date will be June 12, 2025 (short first interest period). The regular record date for payments of interest is the 15th calendar day (whether or not a business day) immediately preceding the applicable Floating Rate Interest Payment Date. Interest will be computed on the basis of a 360-day year for the actual number of days elapsed.

Interest on the Floating Rate Notes will accrue from, and including, the immediately preceding Floating Rate Interest Payment Date to which interest has been paid or provided for (or with respect to the initial interest period only, from, and including, March 13, 2025) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date or, in the case of the last such period, the maturity date of the Floating Rate Notes or, in the case of any repurchase of the Floating Rate Notes, the date of repurchase, as the case may be. We refer to each of these periods as a “Floating Rate Notes Interest Period,” and each such immediately succeeding Floating Rate Interest Payment Date, maturity date or repurchase date, as a “Latter Floating Rate Interest Payment Date.”

The interest rate for any interest period will be Compounded SOFR, as determined on the applicable date that is the second USGS Business Day (as defined below) immediately preceding such Floating Rate Interest Payment Date or, in the case of the last such period, the maturity date of the Floating Rate Notes or, in the case of any repurchase of the Floating Rate Notes, the date of repurchase, as the case may be (the “Floating Rate Interest Determination Date”), plus a margin of 0.500%. In no event will the interest on the Floating Rate Notes be less than zero.

The amount of accrued interest that we will pay on a Floating Rate Note for any interest period can be calculated by multiplying (i) the face amount of the Floating Rate Note by (ii) the product of (a) the interest rate for the relevant interest period and (b) the quotient of the actual number of calendar days in such interest period divided by 360.

If a Floating Rate Interest Payment Date, other than the maturity date or a redemption date, for the Floating Rate Notes would fall on a day that is not a business day, the Floating Rate Interest Payment Date will be postponed to the next succeeding business day and interest thereon will continue to accrue to but excluding such succeeding business day, except that if that business day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the maturity date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the required payment will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.

SOFR and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

As used herein the following terms have the meanings assigned to them:

“Compounded SOFR” means, with respect to any interest period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two USGS Business Days preceding the first date of the relevant interest period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two USGS Business Days preceding the Latter Floating Rate Interest Payment Date relating to such interest period; and

“dc” is the actual number of calendar days from, and including, SOFR IndexStart to, but excluding, SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any USGS Business Day:

(1)

the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York time) on such USGS Business Day (the “SOFR Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i)

if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii)

if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each interest period, the period from, and including, the day that is two USGS Business Days preceding the first date of such relevant interest period to, but excluding, the day that is two USGS Business Days preceding the Latter Floating Rate Interest Payment Date for such interest period; provided that the first Observation Period shall be the period from, and including, the day that is two USGS Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the day that is two USGS Business Days preceding the first Floating Rate Interest Payment Date.

“SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“USGS Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor thereto recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

SOFR Index Unavailable

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Floating Rate Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding USGS Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event

If GSK Capital plc or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, GSK Capital plc or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by GSK Capital plc or its designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	will be made in the sole discretion of GSK Capital plc or its designee; and

(3)

notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if GSK Capital plc or its designee determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by GSK Capital plc or its designee as of the Benchmark Replacement Date:

(1)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of (a) the alternate rate of interest that has been selected by GSK Capital plc or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by GSK Capital plc or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by GSK Capital plc or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Floating Rate Notes Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that GSK Capital plc or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if GSK Capital plc or its designee decides that adoption of any portion of such market practice is not administratively feasible or if GSK Capital plc or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as GSK Capital plc or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by GSK Capital plc or its designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Agreement with Respect to the Benchmark Replacement

By its acquisition of any Floating Rate Notes, each noteholder (which, for these purposes, includes each beneficial owner) will (i) acknowledge, accept, consent and agree to be bound by GSK Capital plc’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from GSK Capital plc and without the need for GSK Capital plc to obtain any further consent from such noteholder, (ii) waive any and all claims, in law and/or in equity, against the trustee, the paying agent and the calculation agent or GSK Capital plc’s designee for, agree not to initiate a suit against the trustee, the paying agent and the calculation agent or GSK Capital plc’s designee in respect of, and agree that none of the trustee, the paying agent or the calculation agent or GSK Capital plc’s designee will be liable for, the determination of or GSK Capital plc’s failure or delay to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) agree that none of the trustee, the paying agent or the calculation agent or GSK Capital plc’s designee will have any obligation to determine, confirm or verify any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure or delay by GSK Capital plc to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

Covenants

Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. or U.S. withholding taxes from any payment made on the Notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See “Description of the Notes—Covenants—Payment of Additional Amounts.”

As contemplated by the section headed “Description of Debt Securities—Defeasance” beginning on page 19 of the accompanying prospectus, the satisfaction of certain conditions will permit us to omit to comply with some or all of our obligations, covenants and agreements under the GSK Capital Inc. Indenture or the GSK Capital plc Indenture, as applicable, with respect to the Notes of any or all series, as applicable. In addition, we may omit to comply with certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities—Defeasance” in the accompanying prospectus for more information on how we may do this.

Except as described in this prospectus supplement and the accompanying prospectus, neither the GSK Capital Inc. Indenture nor the GSK Capital plc Indenture contains any covenants or other provisions designed to protect holders of the Notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the Notes, including, among other things, through the incurrence of additional indebtedness.

Payment of Additional Amounts

The payment of additional amounts will apply to the Notes as described under “Description of Debt Securities—Covenants—Payment of Additional Amounts” in the accompanying prospectus.

Tax Redemption

In the event of changes in U.K. or U.S. withholding taxes applicable to payments of interest, we may redeem the Notes of a series in whole (but not in part) at any time prior to maturity, at a price equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the redemption date. See “Description of Debt Securities—Optional Redemption for Tax Reasons” on page 15 of the accompanying prospectus.

Optional Redemption

Prior to March 15, 2030, in the case of the 2030 Notes and January 15, 2035, in the case of the 2035 Notes (each, a “Par Call Date”), GSK Capital Inc. may redeem the relevant series of Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the relevant redemption date (assuming the relevant Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus: (i) 0.10% (or 10 basis points), in the case of the 2030 Notes; and (ii) 0.15% (or 15 basis points), in the case of the 2035 Notes; less (b) unpaid interest, if any, accrued thereon to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, any accrued and unpaid interest thereon to the relevant redemption date.

On or after the applicable Par Call Date, GSK Capital Inc. may redeem the relevant series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the relevant Fixed Rate Notes being redeemed plus any accrued and unpaid interest thereon to the relevant redemption date.

GSK Capital plc may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.10% (or 10 basis points) less (b) unpaid interest, if any, accrued thereon to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, any accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the relevant issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the relevant redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any

successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the relevant redemption date to the applicable Par Call Date or, in the case of the 2027 Notes, the maturity date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date or, in the case of the 2027 Notes, the maturity date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the relevant redemption date.

If on the third business day preceding the relevant redemption date H.15 TCM is no longer published, the issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date or, in the case of the 2027 Notes, the maturity date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date or, in the case of the 2027 Notes, the maturity date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date or, in the case of the 2027 Notes, the maturity date, one with a maturity date preceding such date and one with a maturity date following such date, the issuer shall select the United States Treasury security with a maturity date preceding such date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or, in the case of the 2027 Notes, the maturity date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The relevant issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 15 days but not more than 60 days before the redemption date to each registered holder of the Fixed Rate Notes of the applicable series to be redeemed by the relevant issuer or by the trustee on our behalf.

If less than all of the Fixed Rate Notes of the applicable series are to be redeemed, the Fixed Rate Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a global security, or by the trustee by such method as the trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note of the same series in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the relevant Fixed Rate Notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of such notes shall be done in accordance with the policies and procedures of the depositary.

Unless the relevant issuer defaults in payment of the redemption price, on and after the relevant redemption date interest will cease to accrue on the relevant series of Fixed Rate Notes or portions thereof called for redemption.

Events of Default

The events of default under the GSK Capital Inc. Indenture or the GSK Capital plc Indenture, as applicable, with respect to the Notes are defined under “Description of Debt Securities—Events of Default” on page 16 of the accompanying prospectus.

Further Issuances

We are initially offering the 2027 Notes in the aggregate principal amount of $400,000,000, the 2030 Notes in the aggregate principal amount of $850,000,000, the 2035 Notes in the aggregate principal amount of $750,000,000, and the Floating Rate Notes in the aggregate principal amount of $600,000,000. We may from time to time, without the consent of the holders of a series of Notes, create and issue further debt securities of the same series having the same terms and conditions in all respects as the applicable Notes being offered hereby, except for the issue date, the issue price and, in certain cases, the first payment of interest thereon. Any such additional debt securities shall be issued under a separate CUSIP or ISIN number unless the additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

Book-Entry System

We will issue the Notes of each series in the form of one or more fully registered global securities. We will deposit these global securities with, or on behalf of, DTC and register these securities in the name of DTC’s nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. The transfer of ownership of beneficial interests in a global security will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.

Investors may elect to hold beneficial interests in the global securities through either DTC, Clearstream or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Beneficial interests in the global securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Upon receipt of any payment in respect of a global security, DTC or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is partially owned by some of these participants or their representatives. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the Commission. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, or, collectively, the “U.S. Depositaries.”

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System, or the “Euroclear Operator,” in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the Notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations, or “Euroclear Participants” and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic computerized book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions with respect to Notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations, or the “DTC Participants,” on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported, to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy or completeness of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

TAX CONSIDERATIONS

The following discussion summarizes material considerations relating to U.S. federal income tax and U.K. tax, and is based upon laws, regulations, decrees, rulings, administrative practice and judicial decisions in effect at the date of this prospectus supplement. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming. Any such changes or interpretations could affect the tax consequences to holders of the Notes, possibly on a retroactive basis, and could affect the continued validity of the statements and conclusions set forth herein.

This summary does not purport to address all of the tax considerations that may be relevant to a holder of the Notes. Prospective purchasers of the Notes are advised to consult their own tax advisers as to the tax consequences of a purchase of Notes including, without limitation, the consequences of the receipt of interest and (if applicable) any premium on, and of the sale or redemption of, the Notes or any interest therein.

The summary in respect of U.K. tax considerations does not deal with the position of certain classes of noteholders, such as dealers, and relates only to those persons who are the absolute beneficial owners of the Notes and who hold the Notes as an investment.

United States Taxation

The following discussion summarizes material U.S. federal income tax considerations that may be relevant to you if you purchase Notes in the initial offering at the original issue price. This summary is based on provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets. It does not address certain considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, pass-through entity, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, a person that will hold Notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, U.S. expatriates, tax-exempt organizations or a person whose “functional currency” is not the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, any alternative minimum tax, the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. You should consult your tax adviser about the tax consequences of holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, non-U.S., or other tax laws.

As used herein, a “U.S. Holder” is a beneficial owner of a Note that is an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the Notes. A “Non-U.S. Holder” is a beneficial owner of a Note that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. Holder.

U.S. Holders

Payments of Interest

Payments or accruals of interest on a Note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Sale, Exchange and Retirement of Notes

Upon the sale, exchange or retirement of a Note, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in such Note (generally, its cost to you less any principal payments previously received). Any such gain or loss generally will be U.S.-source capital gain or loss and will be long-term capital gain or loss, subject to taxation at reduced rates for individual taxpayers, if you have held the Note for more than one year. The deductibility of capital losses is subject to limitations.

Substitution of a GSK Entity as Issuer

For U.S. federal income tax purposes, an assumption by a GSK entity of all the rights and obligations of GSK Capital Inc. or GSK Capital plc (as the case may be), as described under “Description of Debt Securities—Substitution of Issuer” in the accompanying prospectus, generally would be treated as a deemed taxable exchange of Notes for new Notes issued by such GSK entity. You generally will recognize capital gain or loss in an amount equal to the difference between the issue price, as described below, of the new Notes and your adjusted tax basis in the Notes, as described above.

Assuming the new Notes are considered to be “traded on an established market” for U.S. federal income tax purposes, the issue price of the new Notes would be the fair market value of such Notes on their issue date. We expect that any new Notes will be considered to be traded on an established market.

Depending on their issue price, the new Notes may be issued with original issue discount (“OID”) or premium for U.S. federal income tax purposes. Subject to a de minimis exception, the amount of OID, if any, would be equal to the excess of the stated principal amount of the new Notes over the issue price of the new Notes and generally would be includible in income over the term of the new Notes on a constant-yield basis. The amount of premium, if any, would be equal to the excess of the issue price of the new Notes over the stated principal amount of the new Notes, and you could elect to amortize any such premium under a constant-yield method over the term of the new Notes as an offset to interest income on the new Notes. If you make such an election, you would have to reduce your tax basis in a Note by the amount of the premium amortized during your holding period. Any such election generally would apply to all obligations owned or acquired by you in that taxable year and all subsequent taxable years and could not be revoked without the permission of the U.S. Internal Revenue Service (“IRS”).

The substitution of issuers also may have other U.S. federal income tax consequences. You should consult your own tax adviser in the event that there is a substitution of the issuer of the Notes you hold.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—FATCA” and “Information Reporting and Backup Withholding,” payments of interest on the Notes issued by GSK Capital plc to a Non-U.S. Holder generally will be exempt from U.S. income taxes, including withholding tax.

Subject to the discussions below under “—FATCA” and “Information Reporting and Backup Withholding,” payments of interest on the Notes issued by GSK Capital Inc. to a Non-U.S. Holder generally will be exempt from withholding of U.S. federal income tax under the portfolio interest exemption provided that (i) the Non-U.S. Holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership.

Sale, Exchange and Retirement of Notes

Subject to the discussion below “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or retirement of Notes, provided, in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the year of the sale and certain other conditions are met.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”) and the regulations and administrative guidance promulgated thereunder, a holder of Notes issued by GSK Capital Inc. will generally be subject to 30% U.S. withholding tax on interest payments on the Notes if the holder is not FATCA compliant, or holds its Notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. For a foreign financial institution to be FATCA compliant, it generally must enter into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or must satisfy similar requirements under an intergovernmental agreement between the United States and another country (an “IGA”). These requirements may be modified by the adoption or implementation of a particular IGA or by future U.S. Treasury Regulations. If any taxes are required to be deducted or withheld from any payments in respect of the Notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the Notes as a result of the deduction or withholding of such tax.

Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to U.S. backup withholding on such amounts if they do not provide their taxpayer identification number to the person from whom they receive payments. Holders who are not “United States persons” (as defined in the Code) may have to comply with certification procedures to establish an exemption from information reporting and backup withholding requirements. Amounts withheld as backup withholding generally may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and timely furnishing any required information.

U.K. Taxation

Payments of Interest

Payments of interest on the Notes may be made without withholding or deduction for or on account of U.K. tax under the provisions of U.K. tax law relating to “quoted Eurobonds”, within the meaning of section 987 of the Income Tax Act 2007 (the “Act”), as long as the Notes carry a right to interest and are and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Act. The New York Stock Exchange is a “recognised stock exchange” for these purposes. Accordingly, interest payments made on the Notes will be payable without withholding or deduction for or on account of U.K. tax if, at the time of such payments, the Notes are both admitted to trading and listed on the New York Stock Exchange.

If the Notes are not, or cease to be, listed on a “recognised stock exchange,” interest may, if found to have “arisen in” the U.K., be paid after deduction of U.K. income tax at the basic rate, currently, of 20%, although if you are eligible for the benefits of a relevant tax treaty you may be entitled to a reduced rate of withholding. Currently, an Eligible U.S. Investor (as defined in the accompanying prospectus) would be entitled to receive payments of U.K. source interest free of U.K. withholding tax subject to obtaining a direction to that effect from HM Revenue & Customs. However, a direction will only be issued on prior application to HM Revenue & Customs.

To the extent that payments of interest on a Note “arise in” the U.K. for U.K. tax purposes they will remain subject to U.K. income tax by direct assessment even where paid without deduction of any U.K. withholding tax. However, where interest arising in the U.K. is paid without deduction of any U.K. withholding tax, the interest will generally not be assessed to U.K. tax in the hands of holders of Notes who (like Eligible U.S. Investors) are not resident in the United Kingdom for tax purposes, except where such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. permanent establishment (or, in the case of individuals, through a branch or agency) to which the holding of the Notes is attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. permanent establishment (or on the branch or agency).

As indicated under “Description of the Notes—Covenants—Payment of Additional Amounts,” holders of Notes should note that the provisions relating to additional amounts would not apply if HM Revenue & Customs sought to assess directly the person entitled to the relevant interest to U.K. tax. However, exemption from, or reduction of, such U.K. tax liability might be available under an applicable tax treaty.

The references to “interest” above mean interest as understood in U.K. tax law. Any premium element of the redemption amount of the Notes, where redeemable at a premium, may constitute a payment of interest subject to U.K. withholding tax as discussed above.

Purchase, Sale and Retirement of Notes

Investors who are not resident in the United Kingdom for tax purposes (including Eligible U.S. Investors) will not be liable for U.K. taxation on capital gains realized on the sale or other disposal or redemption of a Note, except where such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. permanent establishment (or, in the case of individuals, through a branch or agency) to which the holding of Notes is attributable.

U.K. Stamp Taxes in Relation to Notes

No U.K. stamp duty or stamp duty reserve tax is payable on the issue of the Notes and their deposit with, or on behalf, of DTC. No U.K. stamp duty reserve tax will be payable in respect of any subsequent dealings in the Notes where such dealings are effected through DTC’s electronic book-entry system, nor will U.K. stamp duty be payable in respect of such subsequent dealings when they are effected in accordance with the normal electronic book-entry procedures of DTC and not by a written instrument of transfer.

Payment of Principal

The payment of principal on the Notes may be made without withholding or deduction for or on account of U.K. tax.

Payment by GSK plc as Guarantor

As a matter of U.K. tax law, it is possible that payments made by GSK plc as guarantor would be subject to withholding on account of U.K. tax (where, and to the extent that those payments are treated as payments of interest arising in the U.K.). This withholding would be subject to any relief that may be available and claimed under any applicable double tax treaty.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreements dated March 6, 2025, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Mizuho Securities USA LLC are acting as representatives, the following respective principal amounts of the Notes:

Underwriters	Principal Amount of 2027 Notes	Principal Amount of 2030 Notes	Principal Amount of 2035 Notes	Principal Amount of Floating Rate Notes
Citigroup Global Markets Inc.	$80,000,000	$170,000,000	$150,000,000	$120,000,000
Deutsche Bank Securities Inc.	80,000,000	170,000,000	150,000,000	120,000,000
Goldman Sachs & Co. LLC	80,000,000	170,000,000	150,000,000	120,000,000
Mizuho Securities USA LLC	80,000,000	170,000,000	150,000,000	120,000,000
Barclays Capital Inc.	10,000,000	21,250,000	18,750,000	15,000,000
BNP Paribas Securities Corp.	10,000,000	21,250,000	18,750,000	15,000,000
BofA Securities, Inc.	10,000,000	21,250,000	18,750,000	15,000,000
HSBC Securities (USA) Inc.	10,000,000	21,250,000	18,750,000	15,000,000
J.P. Morgan Securities LLC	10,000,000	21,250,000	18,750,000	15,000,000
Morgan Stanley & Co. LLC	10,000,000	21,250,000	18,750,000	15,000,000
Santander US Capital Markets LLC	10,000,000	21,250,000	18,750,000	15,000,000
Standard Chartered Bank	10,000,000	21,250,000	18,750,000	15,000,000

Total	$400,000,000	$850,000,000	$750,000,000	$600,000,000

The underwriting agreements provide that the underwriters are obligated to purchase all of the Notes of the respective issuer if any are purchased. The underwriting agreements also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes of the respective issuer may be terminated.

The underwriters propose to offer each series of Notes at the respective prices to public listed on the cover page of this prospectus supplement. Following the initial offering of the Notes pursuant to this prospectus supplement, the prices to public or any other terms of the Notes may be changed.

We estimate that our expenses (which consist of, among other fees, SEC registration fees, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately $500,000.

Each series of Notes is a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for any series of Notes at any time without notice. We intend to list the Notes of each series on the New York Stock Exchange or another recognized stock exchange. No assurance can be given as to the development, maintenance or liquidity of any trading market for the Notes of any series.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of Notes of a series in excess of the principal amount of those Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of Notes of a series in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes of a series originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the related Notes or preventing or retarding a decline in the market price of the related Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

To the extent that Standard Chartered Bank intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker dealers in a manner consistent with applicable law and regulations.

There is no assurance that the underwriters will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the underwriters in accordance with all applicable laws and rules.

We expect that delivery of the Notes will be made against payment therefor on or about March 13, 2025, which is the fifth business day in the City of New York after the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one New York business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own adviser.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with whom we have relationships, for which such underwriters and affiliates received or will receive customary fees and expenses. Certain of the underwriters and their affiliates are lenders under our revolving credit facility. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the trustee under the indenture governing the Notes and is expected to be the calculation agent in connection with the Floating Rate Notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or of persons and entities with whom we have relationships. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Each underwriter has agreed, severally and not jointly, that it will not offer or sell, directly or indirectly, any of the Notes in any jurisdiction where such offer or sale is not permitted.

Prohibition of Sales to EEA Retail Investors

Each underwriter, severally and not jointly, has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

a.	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

b.	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

c.	not a qualified investor as defined in Article 2 of the EU Prospectus Regulation; and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

United Kingdom

Each underwriter, severally and not jointly, has represented and agreed that:

(i)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the United Kingdom. For the purposes of this provision:

a.	the expression “retail investor” means a person who is one (or more) of the following:

i.	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of U.K. domestic law by virtue of the EUWA and as amended; or

ii.

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA (such rules and regulations as amended) to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of U.K. domestic law by virtue of the EUWA and as amended; or

iii.	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of U.K. domestic law by virtue of the EUWA and as amended; and

b.

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes;

(ii)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of FSMA does not apply to the issuer; and

(iii)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Notes and the Notes have not been, and will not be, qualified for sale under the securities laws of Canada or any province or territory thereof. Each underwriter, severally and not jointly has represented and agreed that it has not offered, sold, distributed, or delivered, and that it will not offer, sell, distribute, or deliver any Notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof in contravention of the securities laws of Canada or any province or territory thereof and, without limiting the generality of the foregoing,

a)

any offer, sale or distribution of the Notes in Canada or to a resident of Canada has and will be made only to a purchaser that is an “accredited investor” (as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario)), that is also a “permitted client” (as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations), that is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, and that is not a person created or used solely to purchase or hold the Notes as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106;

b)

it is appropriately registered under applicable Canadian securities laws in each relevant province or territory to sell and deliver the Notes, such sale and delivery will be made through an affiliate of it that is so registered if the affiliate is registered in a category that permits such sale and has agreed to make such sale and delivery in compliance with the representations, warranties and agreements set out herein, or it is relying on an exemption from the dealer registration requirements under applicable Canadian securities laws and has complied with the requirements of that exemption; and

c)

it has not and will not distribute or deliver this prospectus supplement (together with the accompanying prospectus), or any other offering material in connection with any offering of Notes, in Canada or to a resident of Canada other than in compliance with applicable Canadian securities laws.

Notice to Prospective Investors in Hong Kong

Each underwriter, severally and not jointly, has represented and agreed that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). Accordingly, each underwriter, severally and not jointly, has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and other relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (“SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Switzerland

Neither this prospectus supplement and the accompanying prospectus, nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland and the Notes may not be offered to the public in or from Switzerland, other than to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or that require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

VALIDITY OF NOTES

Cleary Gottlieb Steen & Hamilton LLP, our U.S. and English counsel, will pass upon the validity of the Notes and the guarantee as to matters of U.S. and English law. Certain matters of U.S. law and English law will be passed upon by Sidley Austin LLP for the underwriters. Cleary Gottlieb Steen & Hamilton LLP and Sidley Austin LLP regularly provide legal services to us and our subsidiaries and affiliates.

EXPERTS

The financial statements incorporated by reference in this prospectus supplement, and the effectiveness of GSK plc’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in auditing and accounting.

PROSPECTUS

GSK plc

Debt Securities

GlaxoSmithKline Capital Inc.

Debt Securities

Fully and Unconditionally Guaranteed by

GSK plc

GlaxoSmithKline Capital plc

Debt Securities

Fully and Unconditionally Guaranteed by

GSK plc

We may offer and sell debt securities from time to time in one or more series through this prospectus. The debt securities will be issued by GSK plc or through one of our finance subsidiaries, GlaxoSmithKline Capital Inc. or GlaxoSmithKline Capital plc. Any debt securities issued through GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc will be fully and unconditionally guaranteed by GSK plc.

This prospectus describes certain of the general terms that may apply to the securities we may offer and sell and the general manner in which they may be offered. Each time we offer securities pursuant to this prospectus, we will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement carefully before you make a decision to invest. Our debt securities may be denominated in U.S. dollars or in any other currencies, currency units or composite currencies as we may designate.

We may offer these debt securities through underwriters, agents or dealers or directly to institutional purchasers. The accompanying prospectus supplement will set forth the names of any underwriters or agents and any applicable commissions or discounts. The prospectus supplement will also set forth the proceeds we will receive from any sale of debt securities.

Investing in our debt securities involves certain risks. See “Risk Factors” on page 1 to read about certain factors you should consider before making a decision to invest in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2024.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. We are not making an offer of these securities in any state or other jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer and sell from time to time in one or more offerings as described in this prospectus. Each time we sell debt securities, we will provide a prospectus supplement, attached to the front of this prospectus, that will contain specific information about the terms of that offering and the offered debt securities. Those terms may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any related prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not include all of the information contained in the registration statement of which it is a part. We refer you to the registration statement and the related exhibits for a more complete understanding of our debt securities and the shelf registration process.

As used in this prospectus, the term “finance subsidiaries” refers to GlaxoSmithKline Capital Inc., a Delaware corporation, and GlaxoSmithKline Capital plc, an English public limited company. Any debt securities issued by one of the finance subsidiaries will be fully and unconditionally guaranteed by GSK plc, an English public limited company (which we refer to as “GSK” and formerly known as “GlaxoSmithKline plc”). The term “guarantor” refers to GSK in its capacity as guarantor of the debt securities issued by GlaxoSmithKline Capital Inc. and/ or GlaxoSmithKline Capital plc. Unless the context requires otherwise, the terms “we,” “our,” “us” and “Group” refer to GSK and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports and other information with the SEC. You may obtain documents we file with the SEC on the SEC website at www.sec.gov. The address of the SEC’s internet site is provided solely for the information of prospective investors and is not intended to be an active link. Reports and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded

ii

for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference our annual report on Form 20-F for the year ended December 31, 2023 (File No. 001-15170). We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the time we sell all of the debt securities described in this prospectus, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: GSK plc, 980 Great West Road, Brentford, Middlesex TW8 9GS, England, telephone +44 (0) 20 8047 5000, Attention: Company Secretary. Our Internet address is www.gsk.com. We are not incorporating the contents of our website into this prospectus.

PRESENTATION OF FINANCIAL INFORMATION

We present our consolidated financial statements in pounds sterling and in accordance with International Financial Reporting Standards as adopted by the European Union and also with International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to collectively as “IFRS.” When we refer to “£,” we mean pounds sterling. When we refer to “$,” we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

iii

RISK FACTORS

Investing in our debt securities involves certain risks. You should read “Risk Factors” on pages 254-260 of our annual report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for a discussion of certain factors you should consider before making a decision to invest in our debt securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus and the applicable prospectus supplement may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, dividend payments and financial results. You should not place undue reliance on these statements as no assurance can be given that any particular expectation or forecast will be met. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements and, except as may be required by applicable legal or regulatory obligations, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements may include, without limitation, statements relating to the following:

•	our plans, objectives and goals;

•	our future economic performance and prospects;

•	the potential effect on our future performance of certain contingencies; and

•	assumptions underlying any such statements.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “plans,” “will,” “projects” and “targets” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance are intended to identify forward-looking statements but these are not the exclusive means of identifying such statements.

Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond our control or precise estimate. We caution you that a number of important factors could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Some of the factors that could cause actual results or events to differ from current expectations include the following:

•

significant product innovations, technical advances or the intensification of price competition by our competitors, and any failure on our part to adequately respond to any such price competition or to develop commercially successful products or to deliver additional uses for existing products, including after significant resources have been invested;

•

changes in, and any failure to comply with, applicable law and regulation governing the pharmaceutical and vaccines industries and affecting the cost of product development and the time required to reach the market and the uncertainty of successfully doing so;

•

the outcome of, or provisions made for or costs incurred in relation to, litigation and government investigations, including those with respect to product liability, anti-trust matters and sales and marketing;

•

failure to appropriately collect, review, follow up or report human safety information, including adverse events from all potential sources, and to act on any relevant findings in a timely manner, which could compromise our ability to effectively collect, manage and analyze safety information associated with our products and enable us to conduct robust safety signal detection activities, and to ensure we make decisions based on the most up-to-date risk/benefit profile of our products;

•

competition from producers of proprietary and generic pharmaceutical products, especially upon the expiry or loss of patent protection for our products, challenges to the validity or enforceability of a patent or assertions of non-infringement by competitors, and the bringing of anti-trust claims by government entities or private parties following patent infringement actions and settlements;

•	failure to ensure appropriate controls and governance of quality in product development;

•	failure to comply with good manufacturing or good distribution practice regulations in commercial or clinical trials’ manufacturing and distribution activities;

•	failure to comply with the terms of our product licenses and supporting regulatory activities;

•	failure to deliver a continuous supply of compliant finished product and inability to respond effectively to a crisis incident in a timely manner to recover and sustain critical operations;

•	failure to report accurate financial information in compliance with accounting standards and applicable legislation;

•	failure to comply with current tax laws, or incurring significant losses due to treasury activities;

•	failure to comply with applicable and international anti-bribery and corruption legislation;

•

commercial or scientific activities that are inconsistent with the law, industry regulations, or the Group’s requirements relating to sales and promotion of our medicines and vaccines, including inappropriate interactions with healthcare professionals, organizations and patients and illegitimate and nontransparent transfers of value;

•	failure to comply with pricing and antitrust regulations in commercial practices, including trade channel activities and tendering for business;

•

failure to conduct objective, ethical preclinical and clinical trials, in which we protect and inform patients involved in human clinical trials, manage human biological samples according to established ethical standards and regulatory expectations, treat animals ethically and practice good animal welfare, appropriately disclose human subject research for medicinal products and maintain the integrity of our research data and regulatory filings;

•

failure in management of the execution of hazardous activities, our physical assets and infrastructure; the handling and processing of hazardous chemicals and biological agents and the control of releases of substances harmful to the environment in both the short and long term, leading to incidents which could disrupt our R&D and supply activities, harm employees, harm the communities and harm the local environment in which we operate;

•

failure in the management of physical climate and environmental risks, current and future regulatory requirements for environmental policies and taxes, and delivery and performance of management environmental objectives;

•

failure to collect, secure, use and destroy personal information in accordance with data privacy laws, which can lead to harm to individuals, including financial harm, stress and prejudice, and to us, including fines and operational, financial and reputational harm;

•

unauthorized disclosure, theft, unavailability or corruption of our information or key information systems may lead to harm to our patients, workforce and customers, disruption to our business and/or the loss of commercial or strategic advantage, damage to our reputation or regulatory sanctions; and

•	new and possibly increasing levels of price controls, pricing pressures or price restrictions with respect to our products in various markets.

We caution you that the foregoing list of important factors is not exhaustive. When evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risk factors set forth in our annual report on Form 20-F for the year ended December 31, 2023 and subsequent annual reports on Form 20-F and other documents filed with the SEC and incorporated by reference in this prospectus and any risk factors relating to us or a particular offering set forth or incorporated by reference in the applicable prospectus supplement.

USE OF PROCEEDS

Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities described in this prospectus for our general corporate purposes, including to refinance existing indebtedness. We may also invest the net proceeds in marketable securities as part of our liquidity management process.

GSK PLC

GSK is a public limited company incorporated under the laws of England and Wales. Our Ordinary shares are listed on the London Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange. On December 27, 2000, GSK acquired Glaxo Wellcome plc and SmithKline Beecham plc (now known as SmithKline Beecham Limited), both English public limited companies, through a merger of the two companies.

GSK is a global biopharma company with a purpose to unite science, technology and talent to get ahead of disease together. Our corporate head office is in the London area at 980 Great West Road, Brentford, Middlesex, TW8 9GS, England, and our telephone number is +44 (0) 20 8047 5000.

GLAXOSMITHKLINE CAPITAL INC.

GlaxoSmithKline Capital Inc. is a Delaware corporation. It is a 100% owned subsidiary of GSK, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GSK. The principal executive offices of GlaxoSmithKline Capital Inc. are located at 1100 North Market Street, 4th Floor, Suite 4056, Wilmington, Delaware 19890. Its telephone number is +1 (302) 651-8319.

GLAXOSMITHKLINE CAPITAL PLC

GlaxoSmithKline Capital plc is a public limited company incorporated under the laws of England and Wales. It is a 100% owned subsidiary of GSK, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GSK. The principal executive offices of GlaxoSmithKline Capital plc are located at 980 Great West Road, Brentford, Middlesex TW8 9GS, England. Its telephone number is +44 (0) 20 8047 5000.

LEGAL OWNERSHIP OF DEBT SECURITIES

“Street Name” and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. Holding securities in accounts at banks or brokers is called holding in “street name.” If an investor holds debt securities in street name, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles payments and notices with respect to securities;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of debt securities. As noted above, we do not have obligations directly to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your broker, bank or financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if debt securities are issued only in the form of a global security:

•	except in very limited circumstances described below, you will not have any right to have debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•

you will be a street name holder and must look to your own broker, bank or financial institution for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

•

the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

•	the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

In a few special circumstances described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your broker, bank or financial institution to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder of the debt securities.

Unless we specify otherwise in the prospectus supplement, the special circumstances for termination of a global security are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

•

an event of default has occurred and is continuing and beneficial owners representing a majority in principal amount of the applicable series of debt securities have advised the depositary to cease acting as the depositary; or

•	we decide we do not want to have the debt securities of that series represented by a global security.

The prospectus supplement may also list additional circumstances for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

The Term “Holder” as Used in this Prospectus and Elsewhere

In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the “holder” of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus, other than as noted otherwise in this section. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to those debt securities, will be described in the related prospectus supplement at the time of the offer.

General

As used in this prospectus, “debt securities” means the debentures, notes, bonds, guarantees and other evidences of indebtedness that GSK issues or that a finance subsidiary issues and GSK fully and unconditionally guarantees and, in each case, the trustee authenticates and delivers under the applicable indenture. The debt securities will be our direct unsecured obligations and will rank equally and ratably without preference among themselves and at least equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued in one or more series under an indenture dated as of March 4, 2008 between GSK and Deutsche Bank Trust Company Americas, as trustee (the “trustee”) (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GSK, the trustee and Law Debenture Trust Company of New York), as supplemented by a first supplemental indenture dated as of March 21, 2014 between GSK and the trustee (the “GSK plc Indenture”), an indenture dated as of April 6, 2004 among GlaxoSmithKline Capital plc, GSK, as guarantor, and the trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GlaxoSmithKline Capital plc, the trustee and Law Debenture Trust Company of New York), as supplemented by a first supplemental indenture dated as of March 21, 2014 among GlaxoSmithKline Capital plc, the guarantor and the trustee and a second supplemental indenture dated as of May 15, 2018 among GlaxoSmithKline Capital plc, the guarantor and the trustee (the “GSK Capital plc Indenture”), or an indenture dated as of April 6, 2004 among GlaxoSmithKline Capital Inc., the guarantor and the trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GlaxoSmithKline Capital Inc., the trustee and Law Debenture Trust Company of New York), as supplemented by a first supplemental indenture dated as of March 18, 2013 among GlaxoSmithKline Capital Inc., the guarantor and the trustee, a second supplemental indenture dated as of March 21, 2014 among GlaxoSmithKline Capital Inc., the guarantor and the trustee and a third supplemental indenture dated as of May 15, 2018 among GlaxoSmithKline Capital Inc., the guarantor and the trustee (the “GSK Capital Inc. Indenture”). Each of the GSK plc Indenture, the GSK Capital plc Indenture and the GSK Capital Inc. Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In the following discussion, we sometimes refer to these indentures collectively as the “indentures.”

This prospectus briefly outlines the provisions of the indentures and is qualified in its entirety by reference to the indentures. The terms of the indentures will include both those stated in the indentures and those made part of the indentures by the Trust Indenture Act. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of GSK or the finance subsidiaries in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

Issuances in Series

The indentures do not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. Not all debt securities of any one series need be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consents of the holders of debt securities of that series, for issuances of additional debt securities of that series. Except in the limited circumstances described below under “—Covenants—Limitation on Liens,” the debt securities will not be secured by any property or assets of GSK, as issuer or guarantor, or the finance subsidiaries.

The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

•	the title, aggregate principal amount and denominations of the debt securities;

•	the date or dates on which principal will be payable;

•

the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes. If original issue discount debt securities are issued (generally, any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity), the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities will be described;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

•	the interest payment dates;

•	any optional or mandatory redemption terms;

•	whether any sinking fund is required;

•	the currency in which the debt securities will be denominated or principal, premium, interest or any additional amounts will be payable, if other than U.S. dollars;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of beneficial owners;

•	information describing any book-entry features;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for any series;

•	provisions for the defeasance, which provisions may modify the provisions described in this prospectus;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities; and

•	any other terms of the debt securities.

The prospectus supplement relating to any series of debt securities may add to or change statements contained in this prospectus. The prospectus supplement may also include, if applicable, a discussion of certain U.S. federal income tax and U.K. income tax considerations.

GSK Guarantees

Debt securities issued by the finance subsidiaries will be fully and unconditionally guaranteed by GSK. If for any reason the applicable finance subsidiary does not make any required payment in respect of its debt securities when due, whether on the normal due date, on acceleration, redemption or otherwise, GSK will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the applicable guarantee of GSK without taking any action whatsoever against the finance subsidiary.

Payment and Transfer

The debt securities will be issued only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the trustee or another agent appointed by us. Unless stated otherwise in a prospectus supplement, and except as described under “—Book-Entry System” below, payments of principal, interest and additional amounts, if any, will be made at the office of the paying agent or agents named in the prospectus supplement or by check mailed to you at your address as it appears in the register.

Unless other procedures are described in a prospectus supplement and except as described under “—Book Entry System” below, you will be able to transfer registered debt securities at the office of the transfer agent or agents named in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, the Depository Trust Company, or DTC, will be the depositary if a depositary is used.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as through transfers and pledges, among its participants in such securities through electronic computerized book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

•

access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

We will make all payments of principal, interest and additional amounts, if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants’ accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers’ accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of or payments to participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Global securities are generally not transferable. Physical certificates will be issued to beneficial owners in lieu of a global security only in the special situations described in the sixth paragraph under the heading “Legal Ownership of Debt Securities—Global Securities” above.

Consolidation, Merger or Sale

We and the finance subsidiaries have agreed in the indentures not to consolidate with or merge with or into any other person or convey or transfer all or substantially all of our respective properties and assets to any person (except that the finance subsidiaries may merge into us), unless:

•	we or the applicable finance subsidiary, as the case may be, are the continuing person, or the successor expressly assumes by supplemental indenture our obligations under the applicable indenture;

•

the continuing person is a U.S. or U.K. company or is organized and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and, if it is not a U.S. or U.K. company, the continuing person agrees by supplemental indenture to be bound by a covenant comparable to that described below under “—Covenants—Payment of Additional Amounts” with respect to taxes imposed in the continuing person’s jurisdiction of organization (in which case the continuing person will benefit from a redemption option comparable to that described below under “—Optional Redemption for Tax Reasons” in the event of changes in taxes in that jurisdiction after the date of the consolidation, merger or sale);

•	immediately after the transaction, no default under the debt securities has occurred and is continuing; and

•

we deliver to the trustee an officer’s certificate and, if neither we nor the applicable subsidiary are the continuing person, an opinion of counsel, in each case stating, among other things, that the transaction and the supplemental indenture, if required, comply with these provisions and the indenture.

Covenants

Payment of Additional Amounts

Payments made by us under or with respect to the debt securities will be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the

United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax or (ii) solely with respect to debt securities issued under the GSK Capital Inc. Indenture, the government of the United States or any state or territory of the United States or by any authority or agency therein or thereof having the power to tax, which we refer to collectively as “Taxes,” unless we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

•

that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the debt securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or, solely with respect to debt securities issued under the GSK Capital Inc. Indenture, the United States or, as applicable, any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•	that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

•	payable other than by withholding from payments of principal of or interest on the debt securities;

•

that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;

•

that would not have been imposed but for the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•

solely with respect to debt securities issued under the GSK plc Indenture, that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	that would not have been imposed if presentation for payment of the relevant debt securities had been made to a paying agent other than the paying agent to which the presentation was made;

•

that would not have been imposed but for a failure by the holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any debt security through which payment on the debt security is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the U.S. Internal Revenue Service or any other governmental authority) imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code as in effect on the date of issuance of the Notes or any successor or amended version of such provisions, or, solely with respect to debt securities issued under the GSK plc Indenture, any agreement entered into pursuant to Section 1471(b) of the U.S. Internal Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the U.S. Internal Revenue Code (or any law implementing such intergovernmental agreement);

•

solely with respect to debt securities issued under the GSK Capital Inc. Indenture and the GSK Capital plc Indenture, that are imposed solely by reason of the holder or beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote; or

•	any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any debt security to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

We have agreed in each indenture that at least one paying agent for each outstanding series of debt securities will be located outside the United Kingdom. Solely with respect to debt securities issued under the GSK plc Indenture, we have also agreed that if we maintain a paying agent with respect to a particular series of debt securities in any member state of the European Union, we will maintain a paying agent in at least one member state that will not be obliged to withhold or deduct taxes pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, provided there is at least one member state that does not require a paying agent to withhold or deduct pursuant to such Directive.

Our obligation to pay additional amounts, if and when due, will survive the termination of the indentures and the payment of all amounts in respect of the debt securities.

Limitation on Liens

We have agreed in the indentures not to incur or assume (or permit any of our subsidiaries to incur or assume) any lien on or with respect to any of our or our subsidiaries’ property, assets or revenues, present or future, to secure any relevant indebtedness (as this term is defined below) without making (or causing our subsidiaries to make) effective provision for securing the debt securities equally and ratably with such relevant indebtedness as to such property, assets or revenues, for as long as such relevant indebtedness is so secured.

The restrictions on liens will not apply to:

•	liens arising by operation of law;

•	liens on property, assets or revenues of any person, which liens are existing at the time such person becomes a subsidiary; and

•

liens on property, assets or revenues of a person existing at the time such person is merged with or into or amalgamated or consolidated with us or any of our subsidiaries or at the time of a sale, lease or other disposition to us of the properties of a corporation as an entirety or substantially as an entirety.

For purposes of the limitation on liens covenant, the term “relevant indebtedness” means any of our debt that:

•

is in the form of or represented by bonds, notes, loan stock, depositary receipts or other securities issued (otherwise than to constitute or represent advances made by banks or other lending institutions);

•

is denominated in, or confers any right of payment by reference to, any currency other than the currency of the country in which the issuer of the indebtedness has its principal place of business, or is denominated in or by reference to the currency of such country but more than 20% of which is placed or offered for subscription or sale by or on behalf of, or by agreement with, the issuer outside such country; and

•	at its date of issue is, or is intended by the issuer to become, quoted, listed, traded or dealt in on any stock exchange, over-the-counter market or other securities market.

Additional Covenants

We may be subject to additional covenants, including restrictive covenants in respect of a particular series of debt securities. Such additional covenants will be set forth in the applicable prospectus supplement and, to the extent necessary, in the supplemental indenture or board resolution relating to that series of debt securities.

Optional Redemption for Tax Reasons

We may redeem any series of debt securities in whole but not in part at any time, solely with respect to debt securities issued under the GSK plc Indenture, on giving not less than 30 nor more than 60 days’ notice of such redemption, or, solely with respect to debt securities issued under the GSK Capital Inc. Indenture and GSK Capital plc Indenture, on giving not less than 15 nor more than 60 days’ notice of such redemption, at the applicable redemption price, together with accrued interest, if any, to the date fixed for redemption, if:

•

we determine that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or, solely with respect to debt securities issued under the GSK Capital Inc. Indenture, the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the debt securities of that series:

•

we would be required to pay additional amounts (as described under “—Covenants––Payment of Additional Amounts” above) with respect to that series of debt securities on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us; or

•

solely with respect to debt securities issued under the GSK Capital plc Indenture and the GSK Capital Inc. Indenture, withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the applicable finance subsidiary directly from the guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the applicable finance subsidiary or the guarantor (or any affiliate); or

•

solely with respect to debt securities issued under the GSK plc Indenture, withholding tax has been or would be required to be withheld with respect to interest income received or receivable by GSK directly from any affiliate and such withholding tax obligation cannot be avoided by the use of reasonable measures available to GSK (or any affiliate); or

•

we determine, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or, solely with respect to debt securities issued under the GSK Capital Inc. Indenture, the United States (or any political subdivision or taxing authority thereof) (whether or not such action was taken or brought with respect to GSK, as issuer or guarantor, or the applicable finance subsidiary, as the case may be), which action is taken or brought on or after the issue date or such other date specified in the debt securities of that series, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional amounts.

We will also pay to each holder, or make available for payment to each such holder, on the redemption date any additional amounts resulting from the payment of such redemption price. Prior to the delivery of any notice of redemption, we will deliver to the trustee:

•	an officer’s certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred; or

•	an opinion of counsel to the effect that the conditions specified above have been satisfied.

Any notice of redemption will be irrevocable once we deliver the officer’s certificate to the trustee.

Events of Default

Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs upon:

•

default in payment of all or any part of the principal (or premium, if any) of any debt security of that series when due and payable (including as a sinking fund installment), and, in the case of technical or administrative difficulties, the continuance of that default for more than two business days;

•	default in payment of interest on, or any additional amounts payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

•

default in performing any other covenant in the indenture applicable to that series for 90 days after the receipt of written notice specifying such default from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

•

default under any bond, debenture, note or other evidence of indebtedness for money borrowed of GSK or either finance subsidiary, as the case may be (not including any indebtedness for which recourse is limited to property purchased), having in any particular case an outstanding principal amount in excess of £100,000,000 (or its equivalent in any other currency) where any such failure results in such indebtedness being accelerated and becoming due and payable prior to its stated maturity and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged; provided that there shall not be deemed to be an Event of Default if such acceleration is rescinded or annulled or such payment is made within 10 days after there has been given to GSK and either finance subsidiary by the trustee or to either finance subsidiary, GSK and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of such series a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

•	certain events of bankruptcy, insolvency or reorganization of GSK or either finance subsidiary, as the case may be;

•	any other event of default provided with respect to that particular series of debt securities.

Any additional or different events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

•	the entire principal of the debt securities of such series; or

•	if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement.

If the event of default occurs because of a default in a payment of principal or interest on the debt securities of any series, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because of a failure to perform any other covenant in the applicable indenture or any covenant for the benefit of one or more, but not all, of the series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because of bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. Therefore, except in the case of a default on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the applicable indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, or additional amounts in respect of, any of the debt securities when due otherwise than as a result of acceleration.

After an event of default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity satisfactory to it. If they provide this indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders.

No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

•	notice of default by that holder;

•	a written request to enforce the indenture by the holders of not less than 25% in principal amount of all outstanding debt securities of any affected series; and

•	an indemnity to the trustee, reasonably satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all outstanding debt securities of such affected series do not give a direction to the trustee that is inconsistent with the enforcement request. These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on, or additional amounts payable in respect of, the debt securities at the relevant due dates.

If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities. A default is any event that is, or after notice or passage of time or both would be, an event of default.

Modification of the Indentures

In general, rights and obligations of us and the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to such modification. However, each of the indentures provides that, unless each affected holder agrees, an amendment cannot:

•

make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium, interest or additional amount, modifying any redemption or repurchase right, or right to convert or exchange any debt security, to the detriment of the holder and impairing any right of a holder to bring suit for payment;

•	waive any payment default;

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the applicable indenture or to waive any covenant or default; or

•	make any other change to the amendment provisions of the applicable indenture.

However, if we and the trustee agree, the applicable indenture may be amended without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder. We and the trustee are permitted to make modifications and amendments to the applicable indenture without the consent of any holder of debt securities for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture;

•	to comply with sections of the indenture governing when we may merge and substitute obligors;

•	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance by a successor trustee of appointment under the indenture with respect to the debt securities of any or all series;

•	to establish the form or forms or terms of the debt securities of any series or of the coupons appertaining to such debt securities as permitted under the indenture;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to provide for a further guarantee from a third party on outstanding debt securities of any series and the debt securities of any series that may be issued under the indenture;

•

to change or eliminate any provision of the indenture; provided that any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

•

to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action will not adversely affect the interests of the holders of such or any other series of debt securities in any material respect; or

•	to make any change that does not materially and adversely affect the rights of any holder of the debt securities.

Defeasance

The term defeasance means discharge from some or all of the obligations under the indentures. If we deposit with the trustee sufficient cash or government securities (if government securities, as deemed sufficient in the opinion of a nationally recognized firm of public accountants) to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our respective obligations with respect to the debt securities of such series; or

•

we will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the applicable indenture and any supplemental indenture or board resolution with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead, the holders will only be able to rely on the deposited funds or obligations for payment.

Unless the debt securities of the respective series mature within one year or all such securities are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. We may, in lieu of an opinion of counsel, deliver a ruling to such effect from the U.S. Internal Revenue Service.

Substitution of Issuer

We may at our option at any time, without the consent of any holders of debt securities, cause GSK or any other subsidiary of GSK to assume the obligations of the applicable finance subsidiary under any series of debt securities, provided that the new obligor executes a supplemental indenture in which it agrees to be bound by the terms of those debt securities and the relevant indenture. If the new obligor is not a U.S. or U.K. company, it must be organized and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and it must also agree in the supplemental indenture to be bound by a covenant comparable to that described above under “—Covenants—Payment of Additional Amounts” with respect to taxes imposed in its jurisdiction of organization (in which case the new obligor will benefit from a redemption option comparable to that described above under “—Optional Redemption for Tax Reasons” in the event of changes in taxes in that jurisdiction after the date of the substitution). In the case of such a substitution, the applicable finance subsidiary will be relieved of any further obligation under the assumed series of debt securities.

Information Concerning the Trustee

Deutsche Bank Trust Company Americas, 60 Wall Street, 24th Floor, New York, NY 10005, will be the trustee. The trustee will be required to perform only those duties that are specifically set forth in the indentures, except when a default has occurred and is continuing with respect to the debt securities. After a default, the trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee will be under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of debt securities unless the holder offers the trustee indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by exercising those powers.

Governing Law

The debt securities, the related guarantees and the indentures will be governed by and construed in accordance with the laws of the State of New York.

TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain U.K. tax considerations in connection with the acquisition, ownership and disposal of debt securities for investors who are not resident in the United Kingdom for U.K. tax purposes at any material time (including Eligible U.S. Investors) and who meet certain other requirements. Such considerations will include whether the payment by us of principal (and premium, if any) and interest will be subject to U.K. withholding tax. For this purpose, “Eligible U.S. Investors” are investors who qualify for benefits under the income tax convention between the United States and the United Kingdom (the “Treaty”), who are residents of the United States for the purposes of the Treaty, and who are not resident in the United Kingdom for U.K. tax purposes at any material time.

The applicable prospectus supplement will also describe certain U.S. federal income tax considerations relevant to a particular series of debt securities.

PLAN OF DISTRIBUTION

We may sell our debt securities through agents, underwriters, dealers or directly to purchasers. Our agents may solicit offers to purchase the debt securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of the debt securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use the prospectus supplement to sell our securities.

•

If we use an underwriter or underwriters, the underwriter or underwriters will acquire our securities for their own account and may resell the debt securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed price or at varying prices determined at the time of the sale.

We may use a dealer to sell the debt securities.

•	If we use a dealer, we, as principal, will sell the debt securities to the dealer.

•	The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells the debt securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

We may solicit directly offers to purchase the debt securities, and we may directly sell the debt securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for, us or our subsidiaries and affiliates in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the debt securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplements the commission that underwriters and agents soliciting purchases of the debt securities under delayed delivery contracts will be entitled to receive.

VALIDITY OF SECURITIES

Cleary Gottlieb Steen & Hamilton LLP, our U.S. and English counsel, will pass upon the validity of the debt securities and guarantees as to matters of U.S. and English law. Certain matters of U.S. law and English law will be passed upon by Sidley Austin LLP for any agents or underwriters. Cleary Gottlieb Steen & Hamilton LLP and Sidley Austin LLP regularly provide legal services to us and our subsidiaries and affiliates.

EXPERTS

The financial statements of the Group incorporated by reference in this prospectus, and the effectiveness of the Group’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

We are a global biopharma company with a purpose to unite science, technology and talent to get ahead of disease together. Many of our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries), and certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court. There is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom.

Under the U.K. Companies Act 2006, a safe harbor limits the liability of GSK’s directors in respect of statements in and omissions from certain sections of GSK’s annual report on Form 20-F (namely the strategic report, the director’s report and the director’s remuneration report). Under U.K. law, a director would only be liable to GSK in respect of such reports if they were to contain errors as a result of knowing or reckless misstatement or dishonest concealment of a material fact by that director, but would not otherwise be liable to GSK or any third party.

SELLING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area (“EEA” and each, a “Member State”), each underwriter has represented and agreed, and each further underwriter will be required to represent and agree that an offer of debt securities to the public in that Member State, which are the subject of the offering contemplated by this prospectus (as completed by the prospectus supplement in relation thereto) will only be made to a legal entity which is a qualified investor (“EU Qualified Investor”) as defined under the EU Prospectus Regulation as defined below. Accordingly any person making or intending to make an offer in the EEA of debt securities which are the subject of the offering contemplated by this prospectus (as completed by the prospectus supplement in relation thereto) may only do so with respect to EU Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of debt securities other than to EU Qualified Investors. The expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Prohibition of Sales to EEA Retail Investors

The debt securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any EEA Retail Investor in the EEA. For these purposes, “EEA Retail Investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”) or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EU Qualified Investor, and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the debt securities to be offered so as to enable an investor to decide to purchase or subscribe for the debt securities.

EU PRIIPs/Important – EEA Retail Investors

No key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the debt securities or otherwise making them available to EEA Retail Investors in the EEA has been prepared and therefore offering or selling the debt securities or otherwise making them available to any EEA Retail Investor in the EEA may be unlawful under the EU PRIIPs Regulation.

United Kingdom

Prohibition of Sales to U.K. Retail Investors

The debt securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any UK Retail Investor in the United Kingdom (“UK”). For the purposes of this provision:

(a)	the expression “UK Retail Investor” means a person who is one (or more) of the following:

(i)

a retail client, as defined in point (8) of Article 2 of Commission Delegated Regulation (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA (such rules and regulations as amended) to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA; and

(b)

the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the debt securities to be offered so as to enable an investor to decide to purchase or subscribe for the debt securities.

Other Regulatory Restrictions

Each dealer, agent or underwriter has represented and agreed, and each further dealer, agent or underwriter appointed to sell the debt securities will be required to represent and agree that:

(a)

in relation to any debt securities which have a maturity of less than one year (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and (ii) it has not offered or sold and will not offer or sell any debt securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the debt securities would otherwise constitute a contravention of Section 19 FSMA by the issuer;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any debt securities in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any debt securities in, from or otherwise involving the UK.

GlaxoSmithKline Capital Inc.

$850,000,000 4.500% Notes due 2030

$750,000,000 4.875% Notes due 2035

GlaxoSmithKline Capital plc

$400,000,000 4.315% Notes due 2027

$600,000,000 Floating Rate Notes due 2027

Fully and Unconditionally Guaranteed by

GSK plc

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Mizuho

Co-Managers

Barclays	BNP PARIBAS	BofA Securities

HSBC	J.P. Morgan	Morgan Stanley

Santander	Standard Chartered Bank

March 6, 2025